Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.01 SEMIANNUAL CASH DIVIDEND

Newport Beach, CA – September 14, 2009 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors declared a cash dividend of $0.01 per share. The dividend will be distributed on October 9, 2009 to shareholders of record as of September 25, 2009.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased to declare this semi-annual dividend, which continues our tradition of sharing the Company’s performance success directly with its shareholders. This dividend payment has been reduced from second half outlays in prior years in response to current challenging business conditions in the agricultural chemical industry. In conjunction with previously announced management actions to manage working capital and reduce operating expenses, the Board of Directors believes that it is prudent for the Company to preserve cash internally at this time.”

Historical Cash Dividends

Year	April(1)	October(1)	Total(1)
2009	$0.050	$0.010	$0.060
2008	$0.050	$0.030	$0.080
2007	$0.040	$0.030	$0.070
2006	$0.053	$0.030	$0.083
2005	$0.041	$0.023	$0.064

(1)	As adjusted for stock splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000®  & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com